Exhibit 99.1

Landmark Bancorp, Inc. Announces 30.5% Increase in Third Quarter Net Earnings and Earnings Per Share of $0.72. Declares Cash Dividend of $0.21 per Share and 5% Stock Dividend

(Manhattan, KS, October 30, 2024) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.72 for the three months ended September 30, 2024, compared to $0.55 per share in the second quarter of 2024 and $0.52 per share in the same quarter last year. Net earnings for the third quarter of 2024 amounted to $3.9 million, compared to $3.0 million in the prior quarter and $2.9 million for the third quarter of 2023. For the three months ended September 30, 2024, the return on average assets was 1.00%, the return on average equity was 11.82%, and the efficiency ratio was 66.5%.

For the first nine months of 2024, diluted earnings per share totaled $1.77 compared to $1.75 during the same period in 2023. Net earnings for the first nine months of 2024 totaled $9.7 million, compared to $9.6 million in the first nine months of 2023. For the nine months ended September 30, 2024, the return on average assets was 0.84%, the return on average equity was 10.18%, and the efficiency ratio was 68.8%.

In making this announcement, Abby Wendel, President and Chief Executive Officer of Landmark, said, “The Company delivered strong results in the third quarter 2024. Net earnings grew 30.5 percent over the prior quarter and 36.6 percent over the same period last year. Earnings per share also increased 36.5 percent over the third quarter last year. Growth in loans, margin expansion, and higher non-interest income all contributed to strong revenue growth. This quarter total loans grew $21.3 million, or 8.6 percent annualized, driven mainly by strong growth in residential mortgage, agriculture and commercial real estate loans. Additionally, net interest income grew 5.7 percent, to $11.6 million, as higher interest on loans exceeded interest costs on deposits and our net interest margin expanded by nine basis points and was 3.30 percent for the quarter. Non-interest income also increased $533,000 over the prior quarter mainly due to increases in fees and service charges earned along with a gain on the sale of a former branch. During the third quarter 2024, non-interest expense declined by $536,000, as the prior quarter included a $979,000 valuation adjustment on a former branch facility. Deposit balances increased 8.0 percent annualized during the third quarter mainly due to growth in money market, checking, and certificate of deposit accounts. Stockholders’ equity also increased by $11.4 million as lower rates this quarter reduced our net unrealized securities losses and increased our book value per share.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid November 27, 2024, to common stockholders of record as of the close of business on November 13, 2024. The Board of Directors also declared a 5% stock dividend payable on December 16, 2024, to common stockholders of record on December 2, 2024. This is the 24th consecutive year that the Board has declared a 5% stock dividend.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, October 31, 2024. Investors may participate via telephone by dialing (833) 470-1428 and using access code 242414. A replay of the call will be available through November 30, 2024, by dialing (866) 813-9403 and using access code 908094.

SUMMARY OF THIRD QUARTER RESULTS

Net earnings in the third quarter of 2024 increased $919,000, to $3.9 million mainly due to growth in net interest income coupled with higher non-interest income and lower non-interest expense. The current quarter included a gain of $273,000 on the sale of a former branch and we also recorded a provision for credit losses of $500,000.

Net Interest Income

Net interest income in the third quarter of 2024 amounted to $11.6 million representing an increase of $630,000, or 5.7%, compared to the previous quarter. The increase in net interest income was due mainly to growth in interest income on loans, but partially offset by higher interest expense on deposits. The net interest margin increased to 3.30% during the third quarter from 3.21% during the prior quarter. Compared to the previous quarter, interest income on loans increased $911,000, or 6.1%, to $15.9 million due to both higher average balances and rates. The average tax-equivalent yield on the loan portfolio increased 10 basis points to 6.43%. Interest expense on deposits increased $157,000, or 2.8%, in the third quarter 2024, compared to the prior quarter, mainly due to higher rates on interest-bearing deposits. The average rate on interest-bearing deposits increased in the third quarter to 2.48% compared to 2.44% in the prior quarter. Interest on borrowed funds increased $55,000 due to slightly higher average balances in the current quarter.

Non-Interest Income

Non-interest income totaled $4.3 million for the third quarter of 2024, an increase of $533,000, or 14.3%, from the previous quarter. The increase in non-interest income compared to the second quarter of 2024 was primarily the result of increases of $282,000 in other non-interest income and $189,000 in fees and service charges. Gain on sales of residential mortgage loans also increased 8.6% compared to the prior quarter. The increase in other non-interest income was primarily due to a $273,000 gain on the sale of a former branch.

Non-Interest Expense

During the third quarter of 2024, non-interest expense totaled $10.6 million, a decrease of $536,000, or 4.8%, compared to the prior quarter. As mentioned above, non-interest expense in the prior quarter included a valuation allowance of $979,000 recorded on a former branch facility that was ultimately sold in the third quarter of 2024. Partially offsetting that decline were increases of $299,000 in compensation and benefits and $135,000 in occupancy and equipment.

Income Tax Expense

Landmark recorded income tax expense of $867,000 in the third quarter of 2024 compared to $587,000 in the prior quarter. The effective tax rate was 18.1% in the third quarter of 2024 compared to 16.3% in the second quarter of 2024. The increase in the effective tax rate was primarily due to higher earnings before taxes as tax-exempt income was consistent between the periods.

Balance Sheet Highlights

As of September 30, 2024, gross loans totaled $1.0 billion, an increase of $21.3 million, or 8.6% annualized since June 30, 2024. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $12.3 million), agriculture (growth of $7.5 million) and commercial real estate (growth of $5.2 million) loans. The increase in one-to-four family residential real estate loans reflects continued demand for adjustable-rate mortgage loans which are retained in our portfolio. Investment securities decreased $9.4 million during the third quarter of 2024, while pre-tax unrealized net losses on these investment securities decreased from $24.8 million at June 30, 2024 to $13.3 million at September 30, 2024.

Period end deposit balances increased $25.0 million to $1.3 billion at September 30, 2024. The increase in deposits was mainly driven by increases in money market and checking (increase of $19.2 million) and certificates of deposit (increase of $11.4 million). Average interest-bearing deposits however were down slightly this quarter compared to the second quarter. Total borrowings decreased $38.5 million during the third quarter 2024. Average borrowings, including FHLB advances and repurchase agreements increased $4.3 million this quarter compared to the second quarter. At September 30, 2024, the loan to deposits ratio was 77.6% compared to 77.5% in the prior quarter.

Stockholders’ equity increased to $139.7 million (book value of $25.39 per share) as of September 30, 2024, from $128.3 million (book value of $23.45 per share) as of June 30, 2024. The increase in stockholders’ equity was primarily due to a decline in accumulated other comprehensive losses as the unrealized net losses on investments securities declined during the third quarter. The ratio of equity to total assets increased to 8.93% on September 30, 2024, from 8.22% on June 30, 2024.

The allowance for credit losses totaled $11.5 million, or 1.15% of total gross loans on September 30, 2024, compared to $10.9 million, or 1.11% of total gross loans on June 30, 2024. Net loan charge-offs totaled $9,000 in the third quarter of 2024, compared to net loan recoveries of $52,000 during the second quarter of 2024. A provision for credit losses of $500,000 was recorded in the third quarter of 2024 compared to a no provision for credit losses in the second quarter of 2024.

Non-performing loans totaled $13.4 million, or 1.34% of gross loans at September 30, 2024 compared to $5.0 million, or 0.51% of gross loans at June 30, 2024. The increase in non-accrual loans was primarily related to one commercial loan which was put on non-accrual status this quarter. Loans 30-89 days delinquent totaled $7.3 million, or 0.73% of gross loans, as of September 30, 2024, compared to $1.9 million, or 0.19% of gross loans, as of June 30, 2024. The increase in delinquent loans was primarily related to two commercial-related loans. Foreclosed real estate owned totaled $428,000 at September 30, 2024.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact:

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the timing of rate changes, if any, by the Federal Reserve; (x) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current Israeli-Palestinian conflict and the conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Assets
Cash and cash equivalents	$21,211	$23,889	$16,468	$27,101	$23,821
Interest-bearing deposits at other banks	4,363	4,881	4,920	4,918	5,904
Investment securities available-for-sale, at fair value:
U.S. treasury securities	83,753	89,325	93,683	95,667	118,341
Municipal obligations, tax exempt	112,126	114,047	118,445	120,623	115,706
Municipal obligations, taxable	75,129	74,588	75,371	79,083	73,993
Agency mortgage-backed securities	140,004	142,499	149,777	157,396	148,817
Total investment securities available-for-sale	411,012	420,459	437,276	452,769	456,857
Investment securities held-to-maturity	3,643	3,613	3,584	3,555	3,525
Bank stocks, at cost	7,894	9,647	7,850	8,123	8,009
Loans:
One-to-four family residential real estate	344,380	332,090	312,833	302,544	289,571
Construction and land	23,454	30,480	24,823	21,090	21,657
Commercial real estate	324,016	318,850	323,397	320,962	323,427
Commercial	181,652	178,876	181,945	180,942	185,831
Agriculture	91,986	84,523	86,808	89,680	84,560
Municipal	7,098	6,556	5,690	4,507	3,200
Consumer	29,263	29,200	28,544	28,931	29,180
Total gross loans	1,001,849	980,575	964,040	948,656	937,426
Net deferred loan (fees) costs and loans in process	(63)	(583)	(578)	(429)	(396)
Allowance for credit losses	(11,544)	(10,903)	(10,851)	(10,608)	(10,970)
Loans, net	990,242	969,089	952,611	937,619	926,060
Loans held for sale, at fair value	3,250	2,513	2,697	853	1,857
Bank owned life insurance	39,176	38,826	38,578	38,333	38,090
Premises and equipment, net	20,976	20,986	20,696	19,709	23,911
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	2,729	2,900	3,071	3,241	3,414
Mortgage servicing rights	3,041	2,997	2,977	3,158	3,368
Real estate owned, net	428	428	428	928	934
Other assets	23,309	28,149	29,684	28,988	29,459
Total assets	$1,563,651	$1,560,754	$1,553,217	$1,561,672	$1,557,586

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	360,188	360,631	364,386	367,103	395,046
Money market and checking	565,629	546,385	583,315	613,613	586,651
Savings	145,825	150,996	154,000	152,381	157,112
Certificates of deposit	203,860	192,470	191,823	183,154	169,225
Total deposits	1,275,502	1,250,482	1,293,524	1,316,251	1,308,034
FHLB and other borrowings	92,050	131,330	74,716	64,662	82,569
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	9,528	8,745	15,895	12,714	12,590
Accrued interest and other liabilities	25,229	20,292	20,760	19,480	23,185
Total liabilities	1,423,960	1,432,500	1,426,546	1,434,758	1,448,029
Stockholders’ equity:
Common stock	55	55	55	55	52
Additional paid-in capital	89,532	89,469	89,364	89,208	84,568
Retained earnings	60,549	57,774	55,912	54,282	57,280
Treasury stock, at cost	(396)	(330)	(249)	(75)	-
Accumulated other comprehensive loss	(10,049)	(18,714)	(18,411)	(16,556)	(32,343)
Total stockholders’ equity	139,691	128,254	126,671	126,914	109,557
Total liabilities and stockholders’ equity	$1,563,651	$1,560,754	$1,553,217	$1,561,672	$1,557,586

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest income:
Loans	$15,933	$15,022	$13,531	$45,445	$37,530
Investment securities:
Taxable	2,301	2,359	2,445	7,088	7,141
Tax-exempt	747	759	772	2,270	2,333
Interest-bearing deposits at banks	41	40	46	144	193
Total interest income	19,022	18,180	16,794	54,947	47,197
Interest expense:
Deposits	5,830	5,673	4,384	16,960	10,375
FHLB and other borrowings	1,100	1,027	1,251	3,149	2,845
Subordinated debentures	416	418	417	1,246	1,168
Repurchase agreements	72	88	116	267	403
Total interest expense	7,418	7,206	6,168	21,622	14,791
Net interest income	11,604	10,974	10,626	33,325	32,406
Provision for credit losses	500	-	-	800	299
Net interest income after provision for credit losses	11,104	10,974	10,626	32,525	32,107
Non-interest income:
Fees and service charges	2,880	2,691	2,618	8,032	7,457
Gains on sales of loans, net	704	648	491	1,864	2,014
Bank owned life insurance	254	248	230	747	671
Other	415	133	313	730	834
Total non-interest income	4,253	3,720	3,652	11,373	10,976
Non-interest expense:
Compensation and benefits	5,803	5,504	5,811	16,839	16,925
Occupancy and equipment	1,429	1,294	1,373	4,113	4,136
Data processing	464	492	458	1,437	1,478
Amortization of mortgage servicing rights and other intangibles	256	256	474	924	1,407
Professional fees	573	649	624	1,869	1,722
Valuation allowance on real estate held for sale	-	979	-	1,108	-
Other	2,034	1,921	1,989	5,915	5,753
Total non-interest expense	10,559	11,095	10,729	32,205	31,421
Earnings before income taxes	4,798	3,599	3,549	11,693	11,662
Income tax expense	867	587	671	1,972	2,065
Net earnings	$3,931	$3,012	$2,878	$9,721	$9,597

Net earnings per share (1)
Basic	$0.72	$0.55	$0.53	$1.77	$1.75
Diluted	0.72	0.55	0.52	1.77	1.75
Dividends per share (1)	0.21	0.21	0.20	0.63	0.60
Shares outstanding at end of period (1)	5,501,221	5,469,566	5,481,805	5,501,221	5,481,805
Weighted average common shares outstanding - basic (1)	5,490,808	5,471,724	5,479,909	5,477,453	5,476,703
Weighted average common shares outstanding - diluted (1)	5,495,728	5,474,336	5,482,633	5,481,456	5,481,270

Tax equivalent net interest income	$11,777	$11,167	$10,809	$33,852	$32,974

(1) Share and per share values at or for the period ended September 30, 2023 have been adjusted to give effect to the 5% stock dividend paid during December 2023.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Performance ratios:
Return on average assets (1)	1.00%	0.78%	0.74%	0.84%	0.84%
Return on average equity (1)	11.82%	9.72%	9.87%	10.18%	11.13%
Net interest margin (1)(2)	3.30%	3.21%	3.06%	3.21%	3.19%
Effective tax rate	18.1%	16.3%	18.9%	16.9%	17.7%
Efficiency ratio (3)	66.5%	67.9%	73.8%	68.8%	71.0%
Non-interest income to total income (3)	25.5%	25.4%	25.6%	25.0%	25.3%

Average balances:
Investment securities	$428,301	$437,136	$486,706	$440,744	$493,853
Loans	985,659	955,104	906,289	962,252	877,048
Assets	1,562,482	1,545,816	1,549,724	1,554,682	1,528,938
Interest-bearing deposits	936,218	936,237	902,727	935,958	886,227
FHLB and other borrowings	77,958	72,875	89,441	74,496	70,774
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	10,774	11,524	15,387	12,218	19,903
Stockholders’ equity	$132,271	$124,624	$115,644	$127,597	$115,275

Average tax equivalent yield/cost (1):
Investment securities	2.99%	3.04%	2.77%	2.99%	2.72%
Loans	6.43%	6.33%	5.93%	6.31%	5.72%
Total interest-bearing assets	5.38%	5.29%	4.81%	5.26%	4.62%
Interest-bearing deposits	2.48%	2.44%	1.93%	2.42%	1.57%
FHLB and other borrowings	5.61%	5.67%	5.55%	5.65%	5.37%
Subordinated debentures	7.64%	7.76%	7.64%	7.69%	7.21%
Repurchase agreements	2.66%	3.07%	2.99%	2.92%	2.71%
Total interest-bearing liabilities	2.82%	2.78%	2.38%	2.77%	1.98%

Capital ratios:
Equity to total assets	8.93%	8.22%	7.03%
Tangible equity to tangible assets (3)	6.84%	6.09%	4.85%
Book value per share	$25.39	$23.45	$19.99
Tangible book value per share (3)	$19.01	$17.00	$13.46

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,903	$10,851	$10,449	$10,608	$8,791
Adoption of CECL	-	-	-	-	1,523
Charge-offs	(153)	(119)	(142)	(413)	(408)
Recoveries	144	171	663	449	814
Provision for credit losses for loans	650	-	-	900	250
Ending balance	$11,544	$10,903	$10,970	$11,544	$10,970

Allowance for unfunded loan commitments	$150	$300	$200

Non-performing assets:
Non-accrual loans	$13,415	$5,007	$4,440
Accruing loans over 90 days past due	-	-	-
Real estate owned	428	428	934
Total non-performing assets	$13,843	$5,435	$5,374

Loans 30-89 days delinquent	$7,301	$1,872	$6,173

Other ratios:
Loans to deposits	77.64%	77.50%	70.80%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.73%	0.19%	0.66%
Total non-performing loans to gross loans outstanding	1.34%	0.51%	0.47%
Total non-performing assets to total assets	0.89%	0.35%	0.35%
Allowance for credit losses to gross loans outstanding	1.15%	1.11%	1.17%
Allowance for credit losses to total non-performing loans	86.05%	217.76%	247.07%
Net loan charge-offs to average loans (1)	0.00%	-0.02%	-0.23%	0.00%	-0.06%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,559	$11,095	$10,729	$32,205	$31,421
Less: foreclosure and real estate owned expense	(23)	39	(1)	(34)	(21)
Less: amortization of other intangibles	(171)	(171)	(196)	(512)	(591)
Less: valuation allowance on real estate held for sale	-	(979)	-	(1,108)	-
Adjusted non-interest expense (A)	10,365	9,984	10,532	30,551	30,809

Net interest income (B)	11,604	10,974	10,626	33,325	32,406

Non-interest income	4,253	3,720	3,652	11,373	10,976
Less: losses (gains) on sales of investment securities, net	-	-	-	-	-
Less: gains on sales of premises and equipment and foreclosed assets	(273)	9	-	(264)	(1)
Adjusted non-interest income (C)	$3,980	$3,729	$3,652	$11,109	$10,975

Efficiency ratio (A/(B+C))	66.5%	67.9%	73.8%	68.8%	71.0%
Non-interest income to total income (C/(B+C))	25.5%	25.4%	25.6%	25.0%	25.3%

Total stockholders’ equity	$139,691	$128,254	$109,557
Less: goodwill and other intangible assets	(35,106)	(35,277)	(35,791)
Tangible equity (D)	$104,585	$92,977	$73,766

Total assets	$1,563,651	$1,560,754	$1,557,586
Less: goodwill and other intangible assets	(35,106)	(35,277)	(35,791)
Tangible assets (E)	$1,528,545	$1,525,477	$1,521,795

Tangible equity to tangible assets (D/E)	6.84%	6.09%	4.85%

Shares outstanding at end of period (F)	5,501,221	5,469,566	5,481,805

Tangible book value per share (D/F)	$19.01	$17.00	$13.46